Exhibit 10.6

MINUTES OF AGREEMENT

On June 11, 2009, in the city of Neuquén, a meeting was held on behalf of the Province of Neuquén by the members of the Technical Renegotiation Commission (Comisión Ténica de Renegociación) created pursuant to Executive Order No. 822/2008 and the Resolution issued by the Secretariat of Natural Resources No. 104/08, Messrs. Héctor Mendiberri, Juan Carlos Nayar, Alex Valdez, José Gabriel López and Ricardo Dardo Esquivel, domiciled at Rioja 229, City of Neuquén (hereinafter, the “PROVINCE”), party of the first part; and Petrolera Entre Lomas S.A. (hereinafter “PELSA”), herein represented by Messrs. Oscar Aníbal Vicente and José Pantano, domiciled at Bouchard 680 18th Floor, City of Buenos Aires, Petrobras Energía S.A., herein represented by Mr. Marcelo Daniel Sampataro, domiciled at Maipú 1, 22nd Floor, City of Buenos Aires and APCO Argentina Inc. (Argentine Branch) herein represented by Mr. Ernesto Alejandro Hermo, domiciled at Av. Libertador 498, 26th Floor, City of Buenos Aires (hereinafter all of them jointly referred to as the “COMPANIES” and each a “COMPANY”), party of the second part, and collectively referred to as the “PARTIES”, and

WHEREAS on May 23, 2008, the Executive Branch of Government of the PROVINCE passed Executive Order No. 822/08 pursuant to which authorization was granted to the Secretariat of Natural Resources to issue a public call for bids to concessionaires for exploitation of hydrocarbon areas awarded by the Argentine Government, interested in being registered in the Provincial Register for Renegotiation of Hydrocarbons Areas’ Exploitation Concessions, pursuant to applicable national and provincial laws, and approval was granted for the Bidding Terms and Conditions of such public call for bids pursuant to National Laws No. 17,319, 23,696, 24,145 and 26,197, the executive orders issued by the National Executive Branch of Power 1,055/89, 1,212/89, 1,589/89, 1,285/92, 1,287/92, 1,291/94, 1,008/94 and the Administrative Resolution issued by the Chief of the Cabinet of Ministers of the National Executive Branch of Power No. 407/97, and other applicable national and provincial laws and regulations.

WHEREAS, on the other hand, and on this occasion the PROVINCE, pursuant to current hydrocarbon laws, in addition to administration of areas and concessions, is extending the exploitation concession terms for the national concessions referred to above for the purposes described below and mainly in order to secure higher revenues from gas and oil of its own, increase reserves and production and to improve investments in exploration, all in accordance with Laws No. 17,319, 25,145, 23,696 (and any rules and regulations thereunder), and 26,197, Section 6 of which provides as follows: “After enactment of this law, the Provinces, as Enforcement Authority, shall exercise the functions of a counterparty under exploration permits, concessions for exploitation and transportation of hydrocarbons subject to transfer, including the following powers, among other:

(I) to fully and independently engage in control and supervision over such permits and concessions, and over any other type of hydrocarbon exploration and/or exploitation contract awarded or approved by the National Government;

(II) to require performance of statutory and/or contract obligations as regards investments, rational exploitation of resources, information and payment of fees and royalties;

(III) to provide for the extension of statutory and/or contract terms; and

(IV) to impose the penalties under Law No. 17,319 and its regulations (fines, suspensions of registrations, forfeiture and any other sanction set forth in the bidding terms and conditions or the contracts.)”

The powers listed above do not restrict the other powers derived from the granting authority under Law No. 17,319 and its implementing regulations.

On August 5, 2008, the COMPANIES submitted to the PROVINCE a letter whereby they applied for registration in the Provincial Register for Renegotiation of the extension of the Exploitation Concessions described in SECTION 1 hereof and attached to such letter the documents and information set forth in Section 4.1 of Executive Order No. 822/2008.

On March 20, 2009 the PROVINCE notified to PELSA, in its capacity as operator of such Concessions the commencement of the negotiation period.

WHEREAS as a result of such process, it is the PARTIES’ intention to execute these MINUTES OF AGREEMENT subject to the following terms and conditions, pursuant to the powers granted by Provincial Law No. 2,615.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS

SECTION 1: SUBJECT-MATTER

The PARTIES agree, pursuant to National Laws No. 17,319, 23,696, 24,145 and 26,197, Provincial Law No. 2,615; Executive Orders issued by the National Executive Branch of Power 1,055/89, 1,212/89, 1,589/89, 1,285/92, 1,287/92, 1,291/94, 1,008/94; Administrative Resolution issued by the Chief of the Cabinet of Ministers of the National Executive Branch of Power No. 407/97, and other national and provincial laws and regulations applicable to the subject-matter hereof, to engage in the renegotiation set forth in Executive Order No. 822/08 and thus extend the original term of the Exploitation Concessions the fields of which are located within the territory administered by the PROVINCE as described below, pursuant to Section 35 of Law No. 17,319, for a term of ten years as set forth below.

1.

Entre Lomas, awarded pursuant to Executive Order No. 87/91 and Deed of Concession Award No. 64 executed by the Argentine General Notary Public’s Office on February 24, 1997, the current Concessionaire of which is PELSA, which was due to expire on January 21, 2016 and is extended until January 21, 2026.

2.

Bajada del Palo, awarded pursuant to Executive Order No. 1769/90, Executive Order No. 263/92, the current Concessionaires of which are PELSA (73.15%), APCO Argentina Inc. Argentine Branch (23%) and Petrobras Energía S.A. (3.85%), as shown in Docket No. 3450-2068/07 of the Secretariat of Energy and Mining of the Province of Neuquén, which was due to expire on September 6, 2015 and is extended until September 6, 2025.

SECTION 2: REPRESENTATIONS AND WARRANTIES

The COMPANIES hereby irrevocably represent and warrant to the PROVINCE that:

1.

They will perform exploration works on any remaining exploration areas of the areas under concession held by them as listed in SECTION 1 and a comprehensive evaluation of all of their reservoirs in an effort to increase reserves such that an adequate level of production and horizon may be maintained based on the technical and economic feasibility of the reservoirs. In addition, for purposes of exploitation of their fields they shall use the best available technology, by making permanent and continued investments to maximize the extraction of resources, on terms of adequate profitability and financial viability, engaging in good practices for exploitation of the various reservoirs and taking care of, remediating and preserving the environment.

2.

The unified name of COMPANIES is intended to express that each COMPANY acquires the rights and obligations hereunder solely with respect to their specific interest in the area covered by the exploitation concession held by it.

3.

Taking into account that PELSA sells almost all of its production of crude oil to its majority shareholder Petrobras Energía SA, for purposes of calculation of the Extraordinary Income, PELSA shall be deemed to be an integrated company within the meaning of Law No. 2,615.

The PROVINCE hereby irrevocably represents and warrants to the COMPANIES that:

1.

The COMPANIES shall be entitled to a quiet use and enjoyment of the exploitation and transportation concessions held by them for the whole term of the concession and any extension thereof, and the PROVINCE shall hold the COMPANIES harmless from and against any claim or action or decision or amendment to the laws that may have an adverse impact on or change the ownership regime governing the concession areas in the jurisdiction of the Province of Neuquén, and it further agrees to preserve the COMPANIES’ full rights in relation thereto. The PROVINCE has full powers to execute the Minutes of Agreement and perform its obligations hereunder.

2.

The execution, delivery and performance of these Minutes of Agreement by the PROVINCE do not violate or contravene any applicable legal provisions (whatever the nature thereof may be, including, without limitation, federal, provincial and municipal laws and regulations), or any resolution, decision or ruling issued or entered by any national or provincial governmental and/or judicial authority. In particular, the PROVINCE represents and warrants that the extension of the concessions is governed by Laws No. 17,319 and 26,197 and that Section 95, 96 and 100 of the Constitution of the Province of Neuquén do not apply, based on the supremacy established by Article 31 of the Argentine Constitution.

3.

There is no action, lawsuit, claim, complaint, audit, arbitration, investigation or proceedings of a civil, criminal, administrative, investigative nature or otherwise preventing the PROVINCE from executing the Minutes of Agreement.

SECTION 3: CONDITIONS OF NEGOTIATION OF THE EXTENSION OF TERMS

The PARTIES, in relation to the extension of the exploitation concessions described in Section 1 hereof, agree as follows:

3.1

INITIAL PAYMENT: PELSA, as operator of the Concessions and on behalf of the COMPANIES, shall pay to the PROVINCE, or upon the PROVINCE’s order, to the Trusts or Trust Funds to be created by the PROVINCE, as an initial payment, the aggregate amounts set forth below, which shall be transferred to the accounts designated by the PROVINCE:

A) Account of fees for entry into the area (fee for concession renegotiation): the amount of United States Dollars six million nine hundred and seventy-one thousand six hundred and fifty-two (USD 6,971,652) to be used in financing infrastructure works, expenditures in development and production, touristic, cultural, sports, health, security, human promotion, neighborhood, rural, regional and environmental projects, alternative energies, housing improvement, land parceling developments with utilities, equipment and satisfaction of works and credits resulting from investments in production and regional and social promotion.

B) Account of development and promotion of Municipal Districts: the amount of United States Dollars one million six hundred and eighty-two thousand eight hundred and thirteen (USD 1,682,813) to be used in financing community promotion programs and development of municipal districts, works and equipment based on the allocation determined by the provincial laws, aimed at environmental remediation works, drinking water, effluent treatment, electrification, gas pipeline laying, road surfaces, urbanization, industrial parks and other purposes established by the law that approves these Minutes of Agreement.

C) Account for development and promotion of the province: the amount of United States Dollars two million five hundred and sixty-four thousand two hundred and eighty-five (USD 2,564,285), to be used in financing a Development Program to assure territorial integration and preservation of the environment, general wellbeing and prosperity. If required, these funds may be used in financing the intended purposes under item A).

Payments to these accounts shall be made in monthly installments at the offer exchange rate posted by Banco Nación Argentina prevailing as of the close of business on the third day prior to the date of payment on the following terms and conditions:

3.1.1

The first installment shall be paid within the first ten calendar days of the effective date of these Minutes of Agreement pursuant to Section 5 hereof, in the amount of United States Dollars five hundred and ninety thousand, four hundred and seventy-four (USD 590,474).

3.1.2

In and after July 2009, eighteen (18) equal and successive monthly installments shall paid within the first ten business days of each month in the amount of United States Dollars five hundred and ninety thousand, four hundred and sixty (USD 590,460) each.

3.1.3

For purposes of setting forth the payment obligations undertaken in this SECTION 3.1, within 72 hours of the effective date of these Minutes of Agreement (in accordance with the provisions of SECTION 5), PELSA, as operator of the Concessions and on behalf of the COMPANIES shall issue and deliver to the order of the PROVINCE nineteen (19) promissory notes as per the detail set forth in Exhibit IV. Each of such promissory notes shall be returned by the PROVINCE to PELSA, within five business days subsequent to the COMPANY’s performance of the obligation secured by them.

3.2

EXTRAORDINARY PRODUCTION FEE: The COMPANIES shall pay on a monthly basis in cash to the PROVINCE THREE PERCENT (3%) of the computable production of Crude Oil and Natural Gas from each of the exploitation concessions held by them, as listed in SECTION 1 hereof, valued in accordance with the provisions of Section 56(c), paragraph I, of Law No. 17,319, subject to the explanatory provisions herein, and subject to any such deductions and adjustments set forth in Executive Order No. 1671/69 issued by the National Executive Branch of Government and related regulations and resolutions issued by the Secretariat of Energy No. 155/92, 435/04, 188/93, 73/94 as amended and substituted.

Payment of the Extraordinary Fee shall accrue as from the month immediately succeeding the effective date of these Minutes of Agreement, and the due date for the advance payment shall be the 15th day of the month immediately succeeding the month of settlement or the immediately succeeding business day, if such day is a non-business day. For the final declaration the due date shall be the 15th day of the month immediately succeeding the month of settlement or the immediately succeeding business day, if such day is a non-business day. The offer exchange rate posted by Banco Nación Argentina prevailing as of the close of business on the third day prior to the date of the advance payment shall apply. In the event that there are any remaining balances in favor of the COMPANIES on account of Extraordinary Fee, they shall be deducted from future settlements.

Definitions

Price of Crude Oil: for each period, it means the weighted average price per volume of sales of Crude Oil (medanito) on the domestic and/or foreign market (net of export duties and/or any other tax that may change or replace it in the future) actually received by the COMPANIES in each case, or the current price in the domestic market for oil produced in the PROVINCE, in the event of transfer to oil refineries controlled by the COMPANIES in each case.

Price of Natural Gas: for each period, it means the weighted average price per volume of sales of natural gas produced by the COMPANIES in the PROVINCE to be sold on different domestic and/or foreign markets (net of export duties and/or any other tax that may change or replace it in the future) actually received, which encompasses, as of the date hereof and without limitation, the following segments: Residential, Commercial, CNG, Industries, Thermal Power Plants and other; pursuant to Resolution No. 599/07 issued by the Secretariat of Energy and any such sales as may be effected on the domestic market by any of the currently existing regulatory mechanisms, (Permanent Additional Injection) Resolution No. 659/07 issued by the Secretariat of Energy.

Transfer without Price: In the event that a COMPANY does not engage in any commercialization on the domestic market for hydrocarbons produced in the Province of Neuquén, the prices to be considered for such COMPANY for calculation of the EXTRAORDINARY PRODUCTION FEE shall be any such current prices for the month concerned in the Province of Neuquén for the hydrocarbons referred to above on the domestic market, taking into account, among other factors, the quality, calorific value, place of delivery and, in particular, for natural gas, the market segment to which such hydrocarbon is targeted (Industrial, Thermal Power Plants, CNG, etc.)

3.3

INVESTMENT COMMITMENT: The COMPANIES agree to execute a work plan in accordance with the standards laid down in SECTION 2.1, which shall include investments and expenditures for an aggregate amount in U.S. Dollars of TWO HUNDRED AND THIRTY-SIX MILLION SIX HUNDRED AND FORTY THOUSAND (USD 236,640,000) in the concession held by them and described in SECTION 1, as per the estimate of investments and expenditures detailed in Exhibit I attached to these Minutes of Agreement and made an integral part hereof. Such exhibit contains the investments and expenditures for exploitation of the fields forecast until the end of the extension of the exploitation concessions described in SECTION 1 of this document, further including a commitment to invest in the remaining exploration surface area (670.85 Km2) in the amount of United States Dollars FIFTY-SIX MILLION THREE HUNDRED AND EIGHTY THOUSAND (USD 56,380,000), provided that during the effective term of the concessions: a) they are no reversions in whole or in part, b) the remaining exploration surface area is not reduced due to an expansion and/or appearance of exploitation lots, as contemplated by Exhibit II, which is made an integral part hereof, in which case the relevant adjustments shall be made. Any particular events that may cause deviations from the amounts set forth above shall be reported to the Enforcement Authority for review and approval.

3.4

CONTROLS: Follow-up on the works, expenditures and investments to be made within the concessions identified in SECTION 1 shall be inspected and certified by the Enforcement Authority or other provincial authorities, where applicable, in accordance with the laws and regulations in force, which may require the formation of a work team comprised by the PARTIES so as to make the Enforcement Authority’s exercise of their powers more efficient.

3.5

COMPRE NEUQUINO: In the concessions held by COMPANIES, the COMPANIES shall give priority to the hiring of Labor, Suppliers and Services of Neuquén, for which Provincial Executive Order No. 270/00 establishes minimum requirements, in order to foster continued permanent employment in the oil industry and consolidate a competitive local and regional market, through the strengthening of small- and medium-sized companies based in Neuquén and oil enterprises derived from the privatization of YPF and a growing supply of products, goods and services, connecting the oil-related workers, producers, industrial and professional workers, merchants, companies engaged in works and services, of all trades located in the PROVINCE. Notwithstanding the foregoing, the COMPANIES shall be discharged from this obligation in the event that due to the specific nature and/or the characteristics of the works to be performed, the hiring of Labor, Suppliers and Services of Neuquén is not feasible (for example, due to unavailability or failure to deliver within the terms required for the operation, the safety for people and the facilities, etc.) Likewise, this obligation shall not apply in any such events where the hiring of Labor, Suppliers and Services is more burdensome than it would be in other jurisdictions.

3.6

CORPORATE SOCIAL RESPONSIBILITY: PELSA, as operator of the Concessions and on behalf of the COMPANIES, shall donate to the Government of the Province of Neuquén on account of Corporate Social Responsibility for the term of the exploitation concessions the aggregate amount of United States Dollars one million two hundred and eighty-one thousand two hundred and fifty (USD 1,281,250) on its own behalf and at its own expense, to contribute in the sphere of the Government of the Province of Neuquén to development of education, environment, health, culture, science and research, alternative energies and community development, payable in tax years 2009 and 2010, in nineteen (19) monthly, equal and consecutive installments of United States Dollars sixty-seven thousand four hundred thirty-four (USD 67,434) each. The first installment shall be paid within the first ten calendar days of the effective date of these Minutes of Agreement pursuant to Section 5 hereof. In and after July 2009, each of the remaining installments shall be paid within the first ten business days of each month.

Upon request of the Government of the Province of Neuquén, the contributions shall be allocated to the Trusts or Trust Funds created by the Government of the Province of Neuquén for such purposes. In addition, the Government of the Province of Neuquén agrees to report on a regular basis to PELSA, as operator of the Concessions and on behalf of the COMPANIES, the use of the funds invested in the fields described above. The offer exchange rate posted by Banco Nación Argentina prevailing as of the close of business on the third business day prior to payment shall apply.

3.7

EXTRAORDINARY INCOME: The PARTIES agree to make additional adjustments to the percentage established for the Extraordinary Production Fee up to 3% for Crude Oil and/or up to 3% for Natural Gas, where extraordinary income conditions are established for Crude Oil and/or Natural Gas or due to an increase in the price actually received for the sale of Crude Oil and/or Natural Gas, in accordance with the following guidelines:

Crude Oil:

The additional adjustment due to an Extraordinary Income shall be made when the price for Crude Oil exceeds the values stated below:

a.

The COMPANIES shall pay on a monthly basis in cash ONE PERCENT in addition to the Extraordinary Production Fee where the price of Crude Oil reaches or exceeds 78 USD/bbl and up to 83 USD/bbl, provided that the Price of Gas Oil exceeds 0.5546 USD/l.

b.

The COMPANIES shall pay on a monthly basis in cash ONE POINT FIVE PERCENT in addition to the Extraordinary Production Fee, where the Price of Crude Oil exceeds 83 USD/bbl and up to 88 USD/bbl, provided that the Price of Gas Oil exceeds 0.5901 USD/l. This adjustment is not cumulative with such adjustment set forth in item a) above.

c.

The COMPANIES shall pay on a monthly basis in cash TWO PERCENT in addition to the Extraordinary Production Fee, where the Price of Crude Oil exceeds 88 USD/bbl and up to 93 USD/bbl, provided that the Price of Gas Oil exceeds 0.6257 USD/l. This adjustment is not cumulative with such adjustment set forth in items a) and b) above.

d.

The COMPANIES shall pay on a monthly basis in cash TWO POINT FIVE PERCENT in addition to the Extraordinary Production Fee, where the Price of Crude Oil exceeds 93 USD/bbl and up to 98 USD/bbl, provided that the Price of Gas Oil exceeds 0.6612 USD/l. This adjustment is not cumulative with such adjustment set forth in items a), b) and c) above.

e.

The COMPANIES shall pay on a monthly basis in cash THREE PERCENT in addition to the Extraordinary Production Fee, where the Price of Crude Oil exceeds 98 USD/bbl, provided that the Price of Gas Oil exceeds 0.6967 USD/l. This adjustment is not cumulative with such adjustment set forth in items a), b), c) and d) above.

Definitions:

Price of Crude Oil: for each period, it means the weighted average price per volume of sales of Crude Oil (medanito) on the domestic and/or foreign market (net of export duties and/or any other tax that may change or replace it in the future) actually received by the COMPANIES in each case, or the current price on the domestic market for oil produced in the PROVINCE, in the event of transfer to oil refineries controlled by the COMPANIES in each case. As of the date hereof for the PROVINCE and for information purposes only, the Price of Crude Oil (Medanito) is 47 USD/bbl.

Transfer without Price: In the event that a COMPANY does not engage in any commercialization on the domestic market for crude oil produced in the Province of Neuquén, the prices to be considered for such COMPANY for calculation of the EXTRAORDINARY INCOME shall be any such current prices for the month concerned in the Province of Neuquén for such oil on the domestic market, taking into account, among other factors, the quality and place of delivery.

Price of Gas Oil: for each period, it means the Price before Taxes (PBT, net), i.e. the Retail price minus the Value Added Tax, Tax on Liquid Fuels and Natural Gas, Tax on Gas Oil, Turnover Tax and any such taxes as may replace them or which may be added in the future, freight and commissions, ultradiesel retail channel, or those that may replace them in the future, in the City of Buenos Aires at the gasoil selling point (gas station) in the last month, posted by the Argentine Secretariat of Energy or such authority as may replace it in the future, pursuant to the provisions of Resolution 606/03. To determine the PBT, net in Dollars, the offer exchange rate posted by Banco Nación Argentina prevailing on the last business day of the month concerned shall apply. The average Price of one liter of Gas Oil for July 2008 (posted by the Argentine Secretariat of Energy (http://energia.mecon.gov.ar/preciosplanta/consultaICLG.asp) is $ 1.0192 equivalent to USD 0.3341 per liter (exchange rate $ 3.05= 1 US Dollar).

Calculation of EXTRAORDINARY INCOME: The calculation shall be made on the basis of the computable production of Crude Oil from each of the exploitation concessions described in SECTION 1 hereof, valued at the Price of Crude Oil (as defined in this Section 3.7), subject to any deductions and adjustments prescribed by Executive Order No. 1671/69 and related sections, and the provisions of Resolutions No. 155/92, 435/04 issued by the Secretariat of Energy as amended and substituted.

Payment of the Extraordinary Income for Crude Oil shall accrue from and including the month in which the conditions set forth in this Section 3.7 are met and the due dates for the advance payment shall be the 15th day of the month immediately succeeding the month of settlement or the immediately succeeding business day, if such day is a non-business day. For the final declaration the due date shall be the 15th day of the month immediately succeeding the month of settlement or the immediately succeeding business day, if such day is a non-business day. The offer exchange rate posted by Banco Nación Argentina prevailing as of the close of business on the third day prior to the date of the advance payment shall apply. In the event that there are any remaining balances in favor of any of the COMPANIES on account of Extraordinary Income, they shall be deducted from future settlements.

If in any subsequent month(s), the conditions of extraordinary income are not met, the payment set forth in the foregoing paragraph shall not apply.

Natural Gas

The additional adjustment for an Extraordinary Income shall be made when the Price of Natural Gas produced by the COMPANIES in the PROVINCE reaches a certain percentage of the import price of natural gas from Bolivia (as reported by and/or requested from the Argentine Secretariat of Energy and/or ENARSA) in accordance with the following methodology:

a.	The monthly arithmetic average of the import price of natural gas from Bolivia shall be considered as a reference price for the same month of production as the month of settlement of royalties.

b.

An Extraordinary Income shall be deemed to exist where the weighted average price of Natural Gas (Price of Natural Gas) reaches a certain percentage of the price of natural gas imported from Bolivia as set forth below and provided that its results from in increase in the selling price of Natural Gas in the month of production and not due to a fall in the import price of natural gas from Bolivia (with respect to the initial value for the quarter July-September 2008 equal to 9.0269 USD/MMBTU provided by ENARSA). In view of the specific characteristics of the gas market, the comparison above shall be made on the fist days of the month immediately succeeding the month of production as described below:

1.

If the selling price actually received by each COMPANY exceeds 60% and up to 65% of the price of natural gas imported from Bolivia in the relevant month, ONE PERCENT shall be added as Extraordinary Income to the Extraordinary Production Fee.

2.

If the selling price actually received by each COMPANY exceeds 65% and up to 70% of the price of natural gas imported from Bolivia in the relevant month, ONE POINT FIVE PERCENT shall be added as Extraordinary Income to the Extraordinary Production Fee. This adjustment is not cumulative with such adjustment set forth in item 1) above.

3.

If the selling price actually received by each COMPANY exceeds 70% and up to 75% of the price of natural gas imported from Bolivia in the relevant month, TWO PERCENT shall be added as Extraordinary Income to the Extraordinary Production Fee. This adjustment is not cumulative with such adjustment set forth in items 1) and 2) above.

4.

If the selling price actually received by each COMPANY exceeds 75% and up to 80% of the price of natural gas imported from Bolivia in the relevant month, TWO POINT FIVE PERCENT shall be added as Extraordinary Income to the Extraordinary Production Fee. This adjustment is not cumulative with such adjustment set forth in items 1), 2) and 3) above.

5.

If the selling price actually received by each COMPANY exceeds 80% of the price of natural gas imported from Bolivia in the relevant month, THREE PERCENT shall be added as Extraordinary Income to the Extraordinary Production Fee. This adjustment is not cumulative with such adjustment set forth in items 1), 2), 3) and 4) above

Definitions

Price of Natural Gas: for each period, it means the weighted average price per volume of sales of natural gas produced by the COMPANIES in the concessions held by them, in the PROVINCE to be sold on different domestic and/or foreign markets (net of export duties and/or any other tax that may change or replace it in the future) actually received by the COMPANIES, which encompasses, as of the date hereof and without limitation, the following segments: Residential, Commercial, CNG, Industries, Thermal Power Plants and other; pursuant to Resolution No. 599/07 issued by the Secretariat of Energy and any such sales as may be effected on the domestic market by any of the currently existing regulatory mechanisms, (Permanent Additional Injection) Resolution No. 659/07 issued by the Secretariat of Energy.

Transfer without Price: In the event that a COMPANY does not engage in any commercialization on the domestic market for hydrocarbons produced in the Province of Neuquén, the prices to be considered for such COMPANY for calculation of the Extraordinary Income shall be any such current prices for the month concerned in the Province of Neuquén for such natural gas on the domestic market, taking into account, among other factors, the calorific value, place of delivery and the market segment to which such natural gas is targeted (Industrial, Thermal Power Plants, CNG, etc.)

Calculation of EXTRAORDINARY INCOME: The calculation shall be made on the basis of the computable production of Natural Gas from each of the exploitation concessions described in SECTION 1 hereof, valued at the Price of Natural Gas (of this Section 3.7), subject to any deductions relating to freight, compression and other deductions prescribed by Executive Order No. 1671/69 issued by the National Executive Branch of Government and related sections, and the provisions of Resolutions No. 188/93, 73/94 issued by the Secretariat of Energy, as amended and substituted.

Payment of the Extraordinary Income for Natural Gas shall accrue from and including the month in which the conditions set forth in this Section 3.7 are met and the due dates for the final declaration shall be the 15th day of the month immediately succeeding the month of settlement or the immediately succeeding business day, if such day is a non-business day. The offer exchange rate posted by Banco Nación Argentina prevailing as of the close of business on the third day prior to the date of payment shall apply. In the event that there are any remaining balances in favor of any of the COMPANIES on account of Extraordinary Income, they shall be deducted from future settlements.

If in any subsequent month(s), the conditions of extraordinary income are not met, the payment set forth in the foregoing paragraph shall not apply.

3.8

ENVIRONMENT: As to the concessions held by the COMPANIES and described in SECTION 1, the COMPANIES shall remediate any environmental impacts in accordance with the remediation plans and the performance schedule set forth in Exhibit III, which is made an integral part hereof, excluding those resulting from any exploitation activities carried out prior to the award of the respective concessions and the privatization set forth in Laws No. 23,696 and 24,145 and supplementary rules and regulations and any other rules thereunder. Accordingly, the COMPANIES agree to continue implementing good operating practices to minimize and remediate any potential environmental impacts related to hydrocarbon activities.

A commission shall be created and comprised by PELSA as operator of such Concessions on behalf of the COMPANIES, and the Secretariat of Natural Resources of the Province, which shall monitor within two years the existence of other potential environmental impacts related to the hydrocarbon activity, such as abandonment of wells, locations, surface facilities, activities in quarries, ducts, fertile soil, subsoil and otherwise.

3.9

REVERSION OF SUPPLEMENTARY EXPLORATION SURFACE AREAS: Without prejudice to the COMPANIES’ right to revert in whole or in part supplementary exploration surface areas, the PARTIES ratify the current boundaries and surface areas of the Concessions that are the subject-matter hereof, based on the investment commitments undertaken by the COMPANIES pursuant to these Minutes of Agreement and in view of the COMPANIES’ geological expertise making it the best available option to perform supplementary exploration works in the different exploitation concessions.

3.10	FEE FOR INDUSTRIAL USE OF PUBLIC WATER: PELSA, as operator of the concessions referred to in SECTION 1 and on behalf of the COMPANIES, pays the relevant fee for use of industrial water.

3.11

AGGREGATE EXTRACTION: PELSA purchases from third parties the sand and gravel used in its operation, provided, however, that it shall pay to the PROVINCE for extraction of sand and gravel from public lands that may be used in the future.

3.12

The commitments undertaken by the COMPANIES under this SECTION 3 are conditional upon the non-increase in hydrocarbon royalties, either directly or indirectly, which are currently set forth in Law No. 17,319. Therefore, if any percentage increase in royalties occurs in the future, the Extraordinary Production Fee and/or the Extraordinary Income shall be reduced to the extent of such increase.

3.13

NATURAL GAS PRODUCTION QUOTAS: The Companies may make available to industrial companies and/or to new electric power generation projects located in the Province a natural gas quota of up to five percent (5%) per day out of the availability for sale to the market of the Concessions under Section 1, to be sold by the Companies, in accordance with the energy and provincial development guidelines, subject to the following conditions:

i.

The disposal of such quota shall not cause any financial damage to the Companies for any reason whatsoever, and such quota may be discounted from the commitments allocated to the Companies under Resolution No. 599/07 issued by the Argentine Secretariat of Energy, Resolution SE No. 659/04, and/or those that may amend, replace or substitute them in the future;

ii.

Such quota shall be commercialized in the provincial territory directly to companies or entities capable of receiving such gas on technical and operating terms consistent with current rules and regulations and provided that performance of others is not affected or prevented.

iii.	The commercial conditions on price and payments shall be on an arm’s length basis;

iv.

No existing or future federal, provincial or regulatory express rules and/or instructions and/or directives of a general, particular scope or otherwise, with an impact on gas production, commercialization, distribution or transportation shall be violated or contravened.

v.	This representation shall be limited to the term of 3 (three) years subject to extension upon agreement of the Companies and the Province from the date of execution of these Minutes of Agreement;

vi.	Conveyance of title and risk shall take place at the location customarily used to commercialize the production of gas;

vii.	This commitment shall be subject to a condition subsequent, which shall operate in the event that the Province requires payment of royalties in kind.

SECTION 4: INFORMATION TO BE PROVIDED TO THE ENFORCEMENT AUTHORITY

For the term of these Minutes of Agreement, the COMPANIES shall deliver to the Enforcement Authority, as and when required, technical documents, information and schedules, as set forth in national and provincial laws and regulations in effect.

SECTION 5: EFFECTIVE TERM

The Technical Renegotiation Commission executes these presents subject to approval from the Secretariat of Natural Resources. Upon ratification hereof by the Secretariat of Natural Resources, these presents shall be referred to the Executive Branch of Power of the Province for approval in accordance with applicable laws and regulations. The Minutes of Agreement shall be formalized and become effective on the date that the COMPANIES are given sufficient notice hereof. If the approvals referred to above are not obtained by July 31, 2009, these Minutes of Agreement shall be ineffective as between the PARTIES, without any liability on the part of either of them. It is further set forth that these Minutes of Agreement may only be amended upon the prior express and written consent of both PARTIES.

SECTION 6: STAMP TAX

For purposes of calculation of the stamp tax, the taxable base of these Minutes of Agreement shall be amount of United States Dollars eleven million two hundred and eighteen thousand seven hundred and fifty-four (USD 11,218,754). Pursuant to Section 232 of the Tax Code, the documents listed in SECTION 3 (subsection 3.1.3), any instrument ratifying these presents and any other taxable event that may be interpreted from this instrument shall be exempt.

SECTION 7: EVENTS OF DEFAULT

7.1 Events of default incurred by the COMPANIES in relation to the concessions held by them and described in SECTION 1

In the event of repeated, material and unjustified breaches of the obligations under 3.1, 3.2, 3.3, 3.6 and 3.7 of these Minutes of Agreement, such breaches shall give rise to termination of the extensions of terms agreed upon hereunder for the concession concerned, in accordance with the provisions of Sections 80, 87 and related sections of Law No. 17,319. Prior to the declaration of termination, the PROVINCE shall give notice to the COMPANY in question to cure any potential breaches within a reasonable period of time. The penalties set forth in such sections shall be imposed by the provincial enforcement authority. With regard to the other obligations and commitments undertaken by the COMPANIES under these Minutes of Agreement, the imposition of the penalties referred to above shall not apply but performance thereof may be enforced by applicable administrative or judicial proceedings.

7.2 Events of default incurred by the PROVINCE

If any representation or warranty made by the PROVINCE under SECTION 2 of these Minutes of Agreement is or may be inaccurate thus affecting the terms and conditions and/or the effective term of these Minutes of Agreement, or if the PROVINCE incurs in a material and unjustified breach of any of the obligations undertaken by it under these Minutes of Agreement, the relevant COMPANY shall give notice of such breach to the PROVINCE for it to cure it within a reasonable period of time. If any such breach is not cured within such reasonable period of time, all amounts paid by such COMPANY under the provisions of the Minutes of Agreement (including, without limitation, the Initial Payment to the PROVINCE, payment of the Extraordinary Production Fees and other items of the consideration undertaken by such COMPANY under these Minutes of Agreement) plus any applicable interest and damages (including, without limitation, unamortized investments), shall be immediately returned by the PROVINCE to such COMPANY, in the equivalent US Dollar amount. In addition, in any such event the Minutes of Agreement shall be deemed to be terminated as to such COMPANY for the Concession held by it as applicable on a retroactive basis as of the date of execution by it, and all rights and obligations of such COMPANY shall be restored to the condition existing prior to execution of the Minutes of Agreement, in accordance with the original terms and conditions under which the respective Exploitation Concession was awarded to the COMPANY.

SECTION 8: GOVERNING LAW. DISPUTE RESOLUTION

8.1 This Agreement shall be governed and construed in accordance with the laws of the Argentine Republic.

8.2 Any dispute arising from or in connection with the interpretation, effectiveness and/or validity of these Minutes of Agreement, except for the payments set forth in SECTIONS 3.1 and 3.6 shall be settled by arbitration on an exclusive and unappealable basis at the request of any of the Parties.

8.3 The arbitration shall begin upon notice from one Party to the other of its intention to submit the dispute to arbitration, which notice shall designate one arbitrator. The notified Party shall answer within ten (10) business days and designate, in turn, another arbitrator. If one Party fails to designate the arbitrator it is entitled to appoint in due time, such arbitrator shall be designated in accordance with the Arbitration Rules of the International Chamber of Commerce (ICC).

The arbitrators so designated shall appoint a third arbitrator. If the two (2) arbitrators designated by the Parties fail to agree on such appointment within ten (10) business days of the appointment of the second arbitrator, the third arbitrator shall be appointed in accordance with the Arbitration Rules of the International Chamber of Commerce (ICC).

The arbitrators shall have renowned experience and be qualified in technical matters related to exploration, development, exploitation and commercialization of hydrocarbons.

Upon appointment of the arbitrators, the PARTIES shall execute an Arbitration Agreement which shall provide for the following, among other matters:

(1)	The issues to be submitted to arbitration.

(2)	Unless otherwise agreed upon, the arbitration shall be conducted in the City of Neuquén in Spanish language.

(3)	The procedure shall be such procedure established in the Arbitration Rules of the International Chamber of Commerce (ICC).

(4)	Any procedural aspect not otherwise set forth in the rules referred to above shall be resolved pursuant to the laws of the place of arbitration.

(5)

The award entered by the arbitrators shall unappealable, final and binding on the PARTIES, and the PARTIES waive any appeal and/or action pursuant to Section 760 of the Argentine Code of Civil and Commercial Procedure.

(6)	Interest shall accrue on the arbitration award from the date of breach of the Agreement until the date of actual payment, as determined therein.

(7)	The award shall be acknowledged and enforceable in any jurisdiction applicable to the obligor Party or its assets.

The Arbitration Agreement shall be executed within thirty (30) days subsequent to the appointment of the arbitrators and in the event that no agreement is reached, such agreement shall be determined by the President of the International Chamber of Commerce.

SECTION 9: MISCELLANEOUS

These Minutes of Agreement and its Exhibits establish all rights and obligations of the PARTIES and contain the entire, single and final agreement between the PARTIES with respect to the subject-matter hereof. Therefore, the terms hereof shall prevail over any other agreement and/or rule prior to execution of these Minutes of Agreement in relation to the subject-matter hereof.

In connection with Section 4.2.1 of Annex I to Executive Order No. 822/2008, the PARTIES agree that the case law of the Argentine Supreme Court of Justice derived from the rulings “Petrolera Pérez Companc S.A. v. Province of Neuquén, Declaratory action (Case No. P. 502 XXXV), “Shell Compañía Argentina de Petróleo S.A. v. Province of Neuquén, Action for unconstitutionality” (Case No. S. 1077 XXXVI), “Transportadora de Gas del Sur S.A. v. Province of Santa Cruz, Action for Declaration of Certainty” (Case No. T. 352 XXXV), “Yacimientos Petrolíferos Fiscales S.A. v. Province of Tierra del Fuego, Action for Declaration of Unconstitutionality” (Case No. Y. 16 XXXIV).

Except for the express provisions of these Minutes of Agreement, none of the terms shall be interpreted as a waiver of or amendment to the rights of the COMPANIES as Concessionaires and the Province as Grantor, respectively, pursuant to National Laws No. 17,319, 23,696, 24,145 and 26,197, the Executive Orders issued by the National Executive Branch of Government No. 1,055/89, 1,212/89, 1,589/89, 1,285/92, 1,287/92, 1,291/94 and 1,008/94 and the Administrative Resolution issued by the Chief of the Cabinet of Ministers of the National Executive Branch of Power No. 407/97. It is expressly set forth that the purpose of these Minutes of Agreement is to engage in renegotiation as set forth in Executive Order No. 822/08 and Provincial Law No. 2,615, and therefore to extend the terms of the concessions set forth in SECTION 1 hereof pursuant to Section 35 of Law No. 17,319, for which reason there is no novation of rights or obligations.

Any reference to laws, executive orders and/or resolutions made in these Minutes of Agreement shall include any rules and regulations that may replace them in the future, except that any such rules and regulations provide for a material change in the financial and economic equation on which the commitments undertaken by the COMPANIES are based.

The conditions agreed upon by the PROVINCE under this document with the COMPANIES have taken into consideration the particular technical, geological and economic features of exploitation of the concessions listed in SECTION 1.

The Parties shall negotiate the Extraordinary Fee and the Extraordinary Income in the event that new provincial taxes are imposed subsequent to the effective date of these Minutes of Agreement, if any such new tax may change the economic equation of the COMPANIES as to is business in the Province of Neuquén.

It is established that the commitments undertaken by the COMPANIES under these Minutes of Agreement are made upon reliance on compliance with the provisions of Section 56(a) of Law No. 17,319.

All sums of money required to be paid by the COMPANIES hereunder shall be paid in Pesos at the exchange rate established in each case, to the accounts designated by the Province within the Argentine Republic.

The PARTIES have executed these Minutes of Agreement in four counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument, at the place and on the date first above written.

/s/ E. HERMO
E. HERMO
APCO ARG. INC.

/s/ Oscar A Vicente
Oscar A Vicente

/s/ Jose Pantano
Jose Pantano

/s/

/s/

/s/ José Gabriel López
José Gabriel López

/s/ Ricardo D. Esquivel
Ricardo D. Esquivel

/s/ A Valdez
A Valdez

EXHIBIT I

Estimate of the Plan of cumulative investments and expenditures in concession extension areas and the relevant areas remaining in the Province of Neuquén.

Values in the table stated in cumulative Million dollars

Total Exhibit I

Three-year period	Investments in Remaining Exploration Surface Areas	Total Investments and Expenditures	Total
@ Dec 2011	10.06	40.08	50.14
@ Dec 2014	20.13	84.77	104.90
@ Dec 2017	30.19	123.11	153.30
@ Dec 2020	40.25	144.64	184.89
@ Dec 2023	50.31	165.05	215.36
@ Dec 2025	56.38	180.26	236.64
Total (2008 to 2025)	56.38	180.26	236.64

The reported amount shall be used in exploration works and development of oil and natural gas reserves, transportation of hydrocarbons, construction of production, conditioning, separation and transportation facilities and any such other activities that promote extraction of hydrocarbons, operation and maintenance of facilities, environmental remediation and preservation and those directly related to hydrocarbon activities. Such schedule includes expenditures made by the COMPANIES as from September 1, 2008.

EXHIBIT II

INVESTMENTS IN EXPLORATION IN THE CONCESSION

Section 1 Payment of the option fee for retention of the remaining concession surface area (Executive Order No. 820/98) is not a condition sufficient to retain it, without the making of exploration investments.

Section 2 Pursuant to the provisions of Exhibit I, all years from 2009 until the end of the concession, including the extension period, the concessionaire shall invest in exploration an amount of no less than a work unit (WU) per Km2 of the remaining surface area. The Enforcement Authority (EA) shall determine at the request of the concessionaire, if applicable, inclusion of investments of the last four-month period in 2008.

Section 3 Each WU is equivalent to 5,000 United States Dollars, which amount shall be updated by the Argentine Secretariat of Energy.

Section 4 If the work units for works performed in a year are higher than required, they may be carried forward up to 5 years in the future and shall be adjusted in the event that the update set forth in Section 3 takes place.

Section 5 If the concessionaire is unable to honor the investment commitment for the current year, it shall submit to the EA a monetary guarantee and it may then carry forward its obligations up to a cumulative term of five years. Upon expiration of the warranted term, the EA may enforce the obligation so undertaken.

Section 6 If the concessionaire fails to perform as established in this Exhibit, it shall have its rights over the remaining exploration surface area forfeited, and such surface area shall revert to the Provincial Government.

Section 7 The following works shall be acknowledged as WU: geological, geophysical, exploratory wells and high-risk advanced works and any such other new works performed, excluding any type of reinterpretations, which shall be submitted to the EA for approval.

Section 8 Where exploration works are performed within the exploitation lot of the concession, the EA shall acknowledge them, if applicable, as work units within the remaining exploration surface area; the same criteria shall be observed for works that due to their approach or level of risk in the development of the field justify acceptance (for example, if horizon exploration works are performed at a depth greater than those currently in production within the exploitation lot, the EA shall acknowledge them as work units within the remaining exploration surface area).

Section 9 The concessionaire may group its concessions, upon notice to the EA, in order to exchange the WUs between them, where ono of them cannot have exploratory works, but its obligation to make the investments for the amounts of the WU to be performed therein shall remain in effect.

Section 10 The investments and works to be performed within the concession shall be inspected and certified by the EA, for which purposes it may require, if there is any remaining surface area, the formation of a work team comprised by its personnel and the operator/concessionaire. A WU per month shall be allocated for such purposes, the amount of which shall be managed by the operator and/or concessionaire to cover any type of expenses and fees incurred in furtherance of the purpose so pursued. The total amount may be presented as an annual investment in exploration.

Section 11 The concessionaire shall have a right to revert the supplementary exploration surface areas of the concessions in whole or in part.

Valuation of Work Units

Geophysical Works

Type of Work	WU Equivalence
2D Seismic Recording (km)	1
2D Seismic Reprocessing (km)	0.05
3D Seismic Recording (km2)	4
3D Seismic Reprocessing (Km2)	0.1
2D Special Processing (AVO, inversion) (Km2)	0.2
3D Special Processing (AVO, inversion) (Km2)	0.5
Surface Geochemistry (sample)	0.1
Land Magnetometry/Gravimetry (km2)	0.06
Land Magnetometry/Gravimetry (Linear km)	0.06

Exploration Wells

Well Depth (meters)	Equivalence (WU)
500	100
1000	220
2000	340
3000	850
4000	1200
5000	2000
6000	3000

For calculation of the WUs between two depths a linear projection shall be used between two succeeding depths, for example, between 500 and 1000 meters or between 3000 and 4000 meters, etc.

EXHIBIT III

ENTRE LOMAS AREA
Identification	Location	Date of Occurrence	Coordinates	Magnitude		Comments
				Quantity	Unit
Storage of petroleum Sludge	EC	N/A	37º 53’ 58.8” LS -68º 25’ 34.6” LO	1700	m3	(1)
Abandonment of well	EC-9	N/A	37º 54’ 25.8” LS -68º 24’ 18.0” LO	1	u.
Abandonment of well	EL-6G	N/A	38º 00’ 41.1” LS -68º 16’ 57.5” LO	1	u.
Old quarries	LO-10	1971	37º 56’ 49.7” LS -68º 23’ 28.7” LO	0.5	Ha.	(4)
Old quarries	EL-40	1981	37º 58’ 16.8” LS -68º 22’ 29.8” LO	5	Ha.	(2) (4)

BAJADA DEL PALO AREA
Identification	Location	Date of Occurrence	Coordinates	Magnitude		Comments
				Quantity	Unit
Storage of petroleum sludge	ABP	N/A	38° 13’ 03.9” LS -68° 30’ 59.8” LO	200	m3
Old quarries	BMo-5	1984	38° 12’ 39.2” LS -68° 30’ 58.9” LO	0.7	ha.	(3)
Old quarries	BMo-6	1984	38° 14’ 14.7” LS -68° 31’ 57.3” LO	0.5	ha.	(3)
Old quarries	BMo-8	1984	38° 13’ 42.3” LS -68° 31’ 54.1” LO	2	ha.	(3)
Old quarries	BMo-9	1985	38° 13’ 34.9” LS -68° 31’ 03.8“ LO	0.5	ha.	(3)
Old quarries	BMo-14	1985	38º 13’ 38.8” LS -68° 30’ 05.6” LO	0.3	ha.	(3)
Old quarries	MM-3	1984	38° 13’ 34.5” LS -68º 35’ 52.6” LO	0.2	ha.	(3)
Old quarries	Gas Pipeline zone MM	N/A	38° 13’ 27.1” LS -68° 33’ 48.9” LO	0.4	ha.	(3)
Old quarries	Opazo (Ruta Prov. N°8)	N/A	38° 11’ 11.7” ’LS -68° 22’ 08.6” LO	0.3	ha.	(4)
Old quarries	Opazo (Bajada Camino PSN)	N/A	38° 12’ 24.2’’ LS -68° 26’ 41.5” LO	0.5	ha.	(4)
Old quarries	Tanuz (Ruta Prov. N°8)	N/A	38° 11’ 09.6’’ LS -68° 21’ 55.8” LO	0.4	ha.	(4)
Old quarries	PSN-1	1985	38° 12’ 22.8” LS -68° 25’ 25.2” LO	0.3	ha.	(3)
Old quarries	Recinto	1984	38° 13’ 02.1” LS -68° 30’ 50.8” LO	1.5	ha.	(3)

(1)	Currently under remediation works.

(2)	Partially existing quarry pursuant to Section 3.8

(3)	Pre-existing quarry pursuant to Section 3.8

(4)	Quarry under private ownership

ENVIRONMENTAL IMPACT REMEDIATION PLAN
	2009		2010		2011		+2011
	1st Half	2nd Half	1st Half	2nd Half	1st Half	2nd Half
Petroleum Sludge Treatment at Recinto EL 1
Petroleum Sludge Treatment at Recinto EC
Quarry Remediation Study. EIS. Environmental Permit
Quarry Conditioning
Leveling of Quarries with remediated material
EC-9 Well Abandonment
EL-6G Well Abandonment

EXHIBIT IV

PROMISSORY NOTES

The due date of the promissory notes set forth in Section 3.1.3 shall be same as such of the installments secured by them.